Item 77Q2
Eaton Vance Senior Floating-Rate Trust - During the most recent fiscal year, the Trust believes that all reports required to be filed by the Trust's officers and Trustees were filed on a timely basis except that a Form 5, Annual Statement of Changes in Beneficial Ownership of Securities, was not filed timely for Craig P. Russ, a Portfolio Manager of the Trust.